Exhibit (a)(7)

EFiled: Jun 27 2014 11:50AM EDT Transaction ID 55653266 Case No. 9760-CB

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

PS Fund 1, LLC,	)
)
Plaintiff,	)
)
v.	)
	)	C.A. No. 9760-CB
Allergan, Inc.,	)
)
Defendant.	)
)

STIPULATION AND [PROPOSED] ORDER REGARDING

APPLICATION OF ALLERGAN RIGHTS PLAN AND DISMISSAL

WITHOUT PREJUDICE

IT IS HEREBY STIPULATED AND AGREED, by and between the parties, through their undersigned counsel, subject to the approval of the Court, as follows:

1.	Under Section 1.3.3 of the Rights Agreement, dated April 22, 2014 (the “Rights Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Rights Agreement), between Allergan, Inc. (the “Company”) and Wells Fargo Bank, N.A., a Person shall be deemed the “Beneficial Owner” of and shall be deemed to “Beneficially Own” or have “Beneficial Ownership” of any securities:

which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with whom such Person or any of such Person’s Related Persons, has an agreement, arrangement, or understanding to act together for the purpose of acquiring, holding, voting, or disposing of any securities of the Company (except that a Person shall not be deemed the Beneficial Owner of any security under this Section 1.3.3 if such voting power arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed on Schedule 14A)[.]

2.	The following conduct on the part of a Person, in and of itself, does not give rise to such Person being deemed to be the “Beneficial Owner” of, to “Beneficially Own” or to have “Beneficial Ownership” of shares of Common Stock solely by virtue of Section 1.3 of the Rights Agreement:

A.	Communications between and among holders of Common Stock (or persons acting on their behalf) in which any such holder or person (i) solicits and/or receives revocable proxies and special meeting request forms delivered pursuant to the Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated Bylaws of the Company (the “Bylaws”) and given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a solicitation statement filed on Schedule 14A, or (ii) provides or receives assistance in completing, executing, dating, and/or delivering any such revocable proxies and special meeting request forms solicited in accordance with clause (i) of this paragraph 2A;

B.	Communications between and among holders of Common Stock (or persons acting on their behalf) relating solely to the explanation of technical requirements and procedures under the Bylaws for calling a special meeting, including advising such holders of the Bylaws’ requirement that special meeting request forms must include a representation that the holder intends to hold the shares through the date of any such special meeting;

C.	Communications between and among holders of Common Stock (or persons acting on their behalf) relating solely to the possible purchase and/or transfer from street name of up to 100 shares per holder in order to comply with the Bylaws’ requirement that “Proposing Persons” (as defined in the Bylaws) be record holders of Common Stock;

D.	Communications between and among holders of Common Stock (or persons acting on their behalf) relating solely to the advisability or consequences of revocation of proxies or special meeting requests, by selling shares of Common Stock or otherwise, under the Bylaws;

E.	Communications between and among holders of Common Stock (or persons acting on their behalf) concerning petitioning the Court of Chancery to call a special meeting of stockholders under 8 Del. C. § 223(c); or

F.	The filing of a petition and prosecution of an action under 8 Del. C. § 223(c) by stockholders

3. Nothing contained in this Stipulation and Order shall preclude a Person from being deemed to be the “Beneficial Owner” of, to “Beneficially Own” or to have “Beneficial Ownership” of shares of Common Stock under Section 1.3 of the Rights Agreement in circumstances in which such Person engages in conduct that is not described in the foregoing paragraph 2, regardless of whether such Person has also engaged in conduct that is described in the foregoing paragraph 2. Nothing contained in this Stipulation and Order shall affect the way in which conduct not described in paragraphs 2A through 2F shall be construed under the Rights Agreement and the parties respectively reserve all rights.

4. The above-captioned action is dismissed without prejudice pursuant to Court of Chancery Rule 41(a)(1)(ii). Each party will bear its own fees and costs.

YOUNG CONAWAY STARGATT & TAYLOR, LLP	RICHARDS, LAYTON & FINGER, P.A.

/s/ Martin S. Lessner	/s/ Lisa A. Schmidt
David C. McBride (#408)	Lisa A. Schmidt (# 3019)
Martin S. Lessner (#3109)	Raymond J. DiCamillo (#3188)
Christian Douglas Wright (#3554)	Susan M. Hannigan (#5342)
Tammy L. Mercer (#4957)	Rachel E. Horn (#5906)
Benjamin Z. Grossberg (#5615)	920 N. King Street
Rodney Square	Wilmington, DE 19801
1000 North King Street	(302) 651-7700
Wilmington, DE 19801
(302) 571-6600	Of Counsel:

Of Counsel:	LATHAM & WATKINS LLP

KIRKLAND & ELLIS LLP	Peter A. Wald
505 Montgomery Street, Suite 2000
Jay P. Lefkowitz	San Francisco, California 94111
John P. Del Monaco	(415) 391-0600
Danielle R. Sassoon
601 Lexington Avenue	Blair Connelly
New York, NY 10022	885 Third Avenue
(212) 446-4800	New York, New York 10022
(212) 906-1200
Attorneys for Plaintiff
Michele D. Johnson
Dated: June 27, 2014	Kristin N. Murphy
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
(714) 540-1235

WACHTELL, LIPTON, ROSEN & KATZ

William Savitt
51 West 52nd Street
New York, New York 10019

Attorneys for Defendant

IT IS SO ORDERED.

Dated: June , 2014	By:
The Honorable André Bouchard